Exhibit 99.1

DJO Investor/Media Contact:
DJO Global, Inc.
Mark Francois, Director of Investor Relations
760.734.4766
mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2011

SAN DIEGO, CA, May 11, 2011 — DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the first quarter of fiscal 2011, ended April 2, 2011.

First Quarter Results

DJOFL achieved net sales for the first quarter of 2011 of $249.7 million, compared to net sales of $240.1 million for the first quarter of 2010.  The first quarter of 2011 included 64 shipping days while the comparable 2010 period included 65 days. On the basis of average daily sales, sales for the first quarter of 2011 increased approximately 5.6 percent compared to average daily sales for the first quarter of 2010. Net sales for the first quarter of 2011 include $0.5 million related to favorable changes in foreign exchange rates compared to the rates in effect in the first quarter of 2010.  Excluding the impact of these favorable foreign exchange rate changes (“constant currency”), average daily sales for the first quarter of 2011 increased 5.4 percent compared to average daily sales for the first quarter of 2010.

DJO’s first quarter 2011 includes net sales from businesses recently acquired, including Elastic Therapy, Inc. (“ETI”), acquired on January 4, 2011 and Circle City Medical (“Circle City”), acquired on March 10, 2011. Additionally, as discussed in the Company’s earnings release for the fourth quarter of 2010, sales growth in the first quarter of 2011 was

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negatively impacted by certain domestic customers who purchased safety stock of the Company’s bracing and supports products in the fourth quarter of 2010, which would otherwise have been purchased in the first quarter of 2011, in anticipation of DJO’s first quarter 2011 Enterprise Resource Planning (ERP) go-live event (“ERP safety stock purchases”). On a pro forma basis, as if the acquisitions of ETI and Circle City had closed on January 1, 2010 and including $1.5 million of ERP safety stock purchases in the first quarter of 2011, growth in average daily sales for the first quarter of 2011 was 3.0 percent, or 2.8 percent in constant currency, over average daily sales in the first quarter of 2010.

For the first quarter of 2011, DJOFL reported a net loss attributable to DJOFL of $21.2 million, compared to $33.7 million for the first quarter of 2010. As detailed in the attached financial tables, the results for the current and prior year first quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

The Company defines Adjusted EBITDA as net income (loss) attributable to DJOFL plus loss (income) from discontinued operations, interest expense, net, income tax expense (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% and 7.75% senior notes and its 9.75% senior subordinated notes. A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the first quarter of 2011 was $58.9 million, or 23.6 percent of net sales, decreasing 4.3 percent, compared to Adjusted EBITDA of $61.5 million, or 25.6 percent of net sales, for the first quarter of 2010. Adjusted EBITDA for the first quarter of 2011 includes $0.1 million related to favorable changes in foreign currency exchange rates compared to the rates in effect in the first quarter of 2010. The year-over-year change in Adjusted EBITDA was unfavorably impacted by one less shipping day in the current year period compared to the prior year and higher operating expenses in the first quarter of 2011 compared to the first quarter of

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2010 due to investments made in later quarters of 2010 to upgrade the Company’s commercial infrastructure. For the twelve month period ended April 2, 2011 (LTM), Adjusted EBITDA was $270.0 million, or 27.7 percent of LTM net sales, including LTM pre-acquisition Adjusted EBITDA from acquired businesses of $5.5 million and future cost savings expected to be achieved related to the acquisitions of $4.7 million.

As of April 2, 2011, the Company had cash balances of $38.6 million and available liquidity of $58.0 million under its revolving line of credit. Total borrowings of $42 million on the revolving line of credit were used, along with available cash on hand, to finance the acquisitions completed during the first quarter of 2011. A portion of this revolver balance was repaid in April 2011 with proceeds from the issuance of the Company’s new $300 million of 7.75% senior notes. As previously announced, the proceeds from these new senior notes were used to finance the acquisition of Rikco International, LLC, D/B/A Dr. Comfort (“Dr. Comfort”), which closed on April 7, 2011, pay fees and expenses related to that acquisition and the issuance of the new senior notes and repay $25.4 million of amounts outstanding under the revolving line of credit.

“The first quarter of 2011 was an extremely busy and exciting time for DJO and we are pleased to begin the year on a positive note,” said Les Cross, president and chief executive officer. “Sales of $249.7 million in the first quarter of 2011 were slightly ahead of our expectations and reflect a continuation of the improving market trends we began to see in the fourth quarter last year and the contribution from the businesses we acquired during the quarter, partially offset by the expected modest disruption to revenue in our businesses that went live on our new ERP system during the quarter.

“With the integration of DJO and ReAble behind us and our new U.S. commercial organization in place and maturing, DJO has focused resources on strategic acquisitions to complement organic growth in net sales and Adjusted EBITDA. Two important growth areas where we saw opportunities to strengthen our product portfolio, market position and/or sales channel access were our vascular products franchise and our penetration of the professional retail and e-

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commerce markets for bracing and supports. To capitalize on these opportunities, we completed three acquisitions in the first quarter. The largest of the three was ETI, a private label manufacturer of graduated compression hosiery. We are very excited to add this new product platform to our company. We also acquired the assets of Circle City, a supplier of a comprehensive line of retail packaged orthopedic braces, orthopedic supports, compression hosiery, foot-care products and diabetic footwear to pharmacies, hospitals and other quality healthcare providers. Lastly, we made a small investment in a direct-to-consumer e-commerce business. While we announced the acquisition of Dr. Comfort, a leading provider of therapeutic footwear serving the rapidly growing diabetes market, in March 2011, that acquisition did not close until the second quarter of 2011. All of these acquisitions extend DJO’s capability to more broadly serve more patient care market segments with conservative and cost-effective treatment modalities across the continuum of patient care from prevention to recovery. These are important acquisitions for DJO in a healthcare environment that is growing increasingly cost conscious.

“With the addition of the ETI and Dr. Comfort businesses to our Bracing and Supports reporting segment, we have significantly strengthened our vascular health franchise, and as a result, we are renaming this segment Bracing and Vascular to better reflect the comprehensive nature and strategic focus of this business.

“We expect these acquisitions, including the second quarter acquisition of Dr. Comfort, to contribute annualized sales of over $100 million, with the potential to accelerate the sales growth rate of DJO and enhance our Adjusted EBITDA margins.

“The first quarter of 2011 also marked a major milestone in the implementation of DJO’s new global ERP and reporting system as a large portion of the Company transitioned from legacy systems.  As was expected, we did experience some modest service level disruption in parts of the business, but we are pleased to report that the issues were stabilized quickly and we are beginning to take advantage of some of the improved capabilities of the new system.

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“The first quarter was also a busy time for our traditional annual events that kick-off each new year. At this year’s national sales meeting, in January, we launched our new global corporate identity acknowledging the transformation of DJO from a collection of individual businesses into a diversified global medical device provider. This new corporate identity was very well received and all teams are excited to be part of one culture and one vision dedicated to helping people regain natural mobility after injury, surgery or from degenerative disease.  Our new booth at the annual American Academy of Orthopedic Surgeons meeting held in San Diego in February did a very nice job of displaying our new corporate identity.

“With these and other seasonal activities, Adjusted EBITDA levels in the first quarter of 2011, while in line with our expectations, reflect both the expected seasonal decline from the fourth quarter of last year and the increased operating expenses we have invested over the last several quarters into our U.S. commercial operations to accelerate sales growth.

“First quarter sales in our Recovery Sciences, Bracing and Vascular, International and Surgical Implant business segments were $85.2 million, $78.1 million, $69.9 million and $16.5 million, respectively. In constant currency and on a pro forma basis as if the ETI and Circle City acquisitions had closed on January 1, 2010, and including in the first quarter of 2011 $1.5 million of ERP safety stock purchases that occurred in the fourth quarter of 2010, these sales levels represent year-over-year growth (decline) in average daily sales from the first quarter of 2010 of 2.7%, 0.9%, 6.2% and (1.1)%, respectively.

“In our Recovery Sciences segment, growth was driven by strong sales in our Regeneration business, with our bone growth stimulation devices delivering over 8% growth in the first quarter. We also saw solid growth within our Chattanooga product lines.

“In our Bracing and Vascular segment, sales growth in the first quarter continued to be driven by new account conversions under our Novation soft goods contract, together with increased sales from new products introduced last year, including the DonJoy Armor FourcePoint™ and

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VenaFlow Elite™, partially offset by disruption caused by our ERP implementation. As has been the case now for the past several quarters, growth in this segment has also been constrained as certain bracing and supports customers choose to do their own insurance reimbursement billing instead of having DJO bill for the reimbursement through our OfficeCare program. While we generally retain the unit sales in these conversions, with comparable Adjusted EBITDA margins, the lower average selling prices for the units sold negatively impacts our revenue growth and gross profit margins.

“In spite of the ERP disruption, first quarter sales within our International segment remained strong, driven by solid bracing and supports sales across most major international markets and strong sales of Chattanooga products, including the new Shockwave™ product. We also saw a sequential pick up in business in Germany from the fourth quarter of 2010, as Germany’s 2011 healthcare spending budget rolled out in the new year. For several quarters now, these international gains have been partially offset by ongoing challenges in our consumer-focused Compex products.

“Our Surgical Implant segment continued to be driven by strong sales of our Reverse Shoulder Prosthesis, although total surgical sales were impacted by slower overall market conditions. Sales of the new Lima™ Hip Revision System, which we launched late in the third quarter of 2010, also continued to do well under our limited distribution agreement with Lima Corporate. Training for this new revision hip system continues and we are seeing this translate into new cases in the operating room. As announced mid-quarter, we are pleased to be expanding our relationship with Lima and expect our new strategic partnership to be finalized shortly. This partnership provides for an expanded range of DJO and Lima Corporate products to be jointly marketed in the U.S., offering customers with quicker access to a comprehensive product portfolio in joint replacement, extremities and fracture repair. Having access to Lima’s 30 years of implant innovation will provide DJO with a more comprehensive product offering to better serve our customers.

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“We are also excited to launch the latest innovation from DJO Surgical, the e-plusTM total knee replacement insert component. E-plus is the first total knee replacement material to be offered to patients in the U.S. with vitamin E blended into the polyethylene insert component, which improves the material’s strength while reducing its wear. We are seeing active patients receive joint replacements at a younger age now and they are living longer, placing new demands on the implant industry to develop products that have a longer life expectancy. This technology should help total knee systems be stronger and longer lasting, improving the quality of life of the patients who receive them.

“We are also very pleased to announce that our Mexico manufacturing and distribution operation was recently named as one of the best places to work in Mexico for the second year in a row. Out of nearly 500 companies reviewed by the Great Place to Work Institute, Mexico, our facility was named number two.  This result again validates the efforts made over the years by all in the organization, to create and maintain a positive, creative and challenging atmosphere. We are very proud of our team in Mexico.

“Overall, we are very pleased with the Company’s performance in the first quarter. Organic growth coupled with our new acquisitions strengthen our prospects for the remainder of 2011. On behalf of the DJO management team and our Board of Directors, I would like to extend our appreciation to all DJO employees for a job well done in the first quarter this year.

“The second quarter of 2011 contains 64 shipping days, the same number as the second quarter of 2010. We expect to see stronger growth in the second quarter of 2011 as our service levels stabilize following our ERP go-live, our growth initiatives gain further traction and we see added benefit from the recently acquired businesses.”

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Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1 PM, Eastern Time today, May 11, 2011. Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 63410388.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices and services that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical and Dr. Comfort®. For additional information on the Company, please visit www.DJOglobal.com.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s 2011 expectations for its businesses relative to current market conditions, U.S. and global economic conditions and the Company’s U.S. commercial operations; the impact from the Company’s acquisition strategy on revenue growth and profitability in 2011; and the expansion of the Company’s surgical product line and customer service levels as a result of its distribution strategy with Lima Corporate. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to; the successful execution of the Company’s business strategies relative to its Recovery Sciences, Bracing and Vascular, Surgical Implant and International segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in economic conditions in the U.S. and worldwide; the successful execution of the Company’s sales and acquisition strategies; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the November 2007 merger of ReAble Therapeutics, Inc. and DJO Global, (the “DJO Merger”), recent notes offering, and other recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks associated with the implementation of the Company’s new ERP system; the Company’s dependence on third-party agents to manage

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insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; the availability and sufficiency of insurance coverage for pending and future product liability claims, including multiple lawsuits related to the Company’s cold therapy products and its discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 3, 2011 with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	April 2, 2011	April 3, 2010
Net sales	$249,711	$240,076
Cost of sales (exclusive of amortization, see note 1)	93,156	87,354
Gross profit	156,555	152,722

Operating expenses:
Selling, general and administrative	117,064	110,526
Research and development	7,143	5,571
Amortization of intangible assets	20,429	19,054
	144,636	135,151
Operating income	11,919	17,571

Other income (expense):
Interest expense	(41,127)	(40,712)
Interest income	110	353
Loss on modification of debt	(2,065)	(1,096)
Other income, net	2,772	316
	(40,310)	(41,139)
Loss before income taxes	(28,391)	(23,568)
Income tax benefit (expense)	7,467	(9,768)
Net loss	(20,924)	(33,336)
Net income attributable to noncontrolling interests	(315)	(322)
Net loss attributable to DJO Finance LLC	$(21,239)	$(33,658)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $9,358 and $8,919 for the three months ended April 2, 2011 and April 3, 2010, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 2, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$38,591	$38,132
Accounts receivable, net	160,472	145,523
Inventories, net	111,535	103,100
Deferred tax assets, net	47,984	48,061
Prepaid expenses and other current assets	23,253	23,419
Total current assets	381,835	358,235
Property and equipment, net	93,903	85,020
Goodwill	1,221,206	1,188,887
Intangible assets, net	1,121,722	1,110,841
Other assets	35,798	36,807
Total assets	$2,854,464	$2,779,790

Liabilities and Equity
Current liabilities:
Accounts payable	$55,782	$48,947
Accrued interest	41,583	15,578
Current portion of debt and capital lease obligations	8,822	8,821
Other current liabilities	94,365	81,709
Total current liabilities	200,552	155,055
Long-term debt and capital lease obligations	1,856,245	1,816,291
Deferred tax liabilities, net	294,606	289,913
Other long-term liabilities	12,523	11,712
Total liabilities	2,363,926	2,272,971

Commitments and contingencies

Equity:
DJO Finance LLC membership equity:
Member capital	829,900	830,994
Accumulated deficit	(346,046)	(324,807)
Accumulated other comprehensive income (loss)	4,203	(2,048)
Total membership equity	488,057	504,139
Noncontrolling interests	2,481	2,680
Total equity	490,538	506,819
Total liabilities and equity	$2,854,464	$2,779,790

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended
	April 2, 2011	April 3, 2010
Net sales:
Recovery Sciences Segment	$85,158	$84,204
Bracing and Vascular Segment (1)	78,179	75,016
International Segment	69,865	63,894
Surgical Implant Segment	16,509	16,962
	$249,711	$240,076
Gross profit:
Recovery Sciences Segment	$64,754	$62,611
Bracing and Vascular Segment (1)	42,687	41,361
International Segment	39,549	37,729
Surgical Implant Segment	11,888	13,462
Expenses not allocated to segments and eliminations	(2,323)	(2,441)
	$156,555	$152,722
Operating income:
Recovery Sciences Segment	$23,679	$25,013
Bracing and Vascular Segment (1)	14,396	15,635
International Segment	13,203	15,318
Surgical Implant Segment	343	2,748
Expenses not allocated to segments and eliminations	(39,702)	(41,143)
	$11,919	$17,571

(1)               During the first quarter of 2011, we changed the name of our Bracing and Supports Segment to Bracing and Vascular Segment to reflect the addition of our recent acquisitions, which have increased our focus on the vascular market. This segment includes the U.S. results of operations attributable to ETI, Circle City and BetterBraces.com, from their respective dates of acquisition. This change had no impact on previously reported segment information.

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DJO Finance LLC

Adjusted EBITDA

For the Three Months Ended April 2, 2011 and April 3, 2010

and the Twelve Months Ended April 2, 2011

(unaudited)

Our Senior Secured Credit Facility, consisting of an $849.6 million term loan and a $100 million revolving credit facility, under which $42 million was outstanding as of April 2, 2011, and the Indentures governing our $675.0 million of 10.875% senior notes, our $300 million of 7.75% senior notes and our $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA. If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility. Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax expense (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under the Company’s Senior Secured Credit Facility and the Indentures governing its 10.875% and 7.75% senior notes and its 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides a reconciliation between net loss and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
(In thousands)	April 2, 2011	April 3, 2010	April 2, 2011
Net loss attributable to DJO Finance LLC	$(21,239)	$(33,658)	$(39,188)
Interest expense, net	41,017	40,359	155,529
Income tax expense (benefit)	(7,467)	9,768	(50,915)
Depreciation and amortization	27,186	25,849	104,856
Non-cash charges (a)	1,459	491	4,428
Non-recurring and integration charges (b)	16,490	15,767	59,398
Other adjustment items, before adjustments applicable for the twelve month period only (c)	1,424	2,969	25,567
Adjusted EBITDA before other adjustment items applicable for the twelve month period only			259,675

Other adjustment items applicable for the twelve month period only (d)
Pre-acquisition Adjusted EBITDA			5,534
Future cost savings			4,744
Adjusted EBITDA	$58,870	$61,545	$269,953

(a)          Non-cash charges are comprised of the following:

	Three Months Ended		Twelve Months Ended
(In thousands)	April 2, 2011	April 3, 2010	April 2, 2011
Stock compensation expense	$906	$495	$2,299
Impairment of Chattanooga assets held for sale	—	—	1,147
Purchase accounting adjustments	557	—	557
Loss (gain) on disposal of assets, net	(4)	(4)	425
Total non-cash charges	$1,459	$491	$4,428

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(b)         Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Twelve Months Ended
(In thousands)	April 2, 2011	April 3, 2010	April 2, 2011
Integration charges:
U.S. commercial sales and marketing reorganization	$1,320	$2,418	$8,294
Chattanooga integration	72	6,218	2,790
CEO transition	1,327	—	1,327
Acquisition related expenses and integration (1)	1,202	—	1,202
Other integration	1,131	1,490	5,873
Litigation costs and settlements, net	1,613	1,516	6,158
Additional product liability insurance (2)	195	845	10,488
ERP implementation	9,630	3,280	23,266
Total non-recurring and integration charges	$16,490	$15,767	$59,398

(1)          Consists of direct acquisition costs and integration expenses related to the Dr. Comfort, ETI and Circle City acquisitions.

(2)          Primarily consists of insurance premiums related to a supplemental five-year extended reporting period for product liability claims related to our discontinued pain pump products, for which annual insurance coverage was not renewed.

(c)          Other adjustment items are comprised of the following:

	Three Months Ended		Twelve Months Ended
(In thousands)	April 2, 2011	April 3, 2010	April 2, 2011
Blackstone monitoring fees	$1,750	$1,750	$7,000
Noncontrolling interests	315	322	850
Loss on modification and extinguishment of debt (1)	2,065	1,096	20,767
Other (2)	(2,706)	(199)	(3,050)
Total other adjustment items, before adjustments applicable for the twelve month periods only	$1,424	$2,969	$25,567

(1)          Loss on modification of debt for the three months ended April 2, 2011 is comprised of fees and expenses associated with the February 2011 amendment of our Senior Secured Credit Facility, which increased the total net leverage ratio limitation in the permitted acquisitions covenant from 6.0x to 7.0x, and deemed the ETI acquisition to have been made as a permitted acquisition. Loss on modification of debt for the three months ended April 3, 2010 is comprised of $1.1 million of fees and expenses related to an amendment of our Senior Secured Credit Facility. The twelve months ended April 2, 2011 also included $13.0 million of premiums, $4.3 million for non-cash write-off of unamortized debt issuance costs and $1.4 million of fees and expenses associated with the redemption of our $200 million of 11.75% senior subordinated notes in October 2010.

(2)          Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)         Other adjustment items applicable for the twelve month period only include pre-acquisition Adjusted EBITDA and future cost savings related to the acquisitions of ETI, Circle City and Better Braces.com. Pre-acquisition Adjusted EBITDA also includes pre-acquisition Adjusted EBITDA of the bracing and vascular business acquired from our South African distributor in September 2010.

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